Exhibit 10.18

Freedom Acquisition I Corp.

(the “Company”)

WRITTEN CONSENT OF THE HOLDERS OF THE

CLASS B ORDINARY SHARES OF THE COMPANY

We, being the sole holder of all of the issued Class B ordinary shares, par value US$0.0001 per share, in the capital of the Company hereby consent to any variation of the rights attaching to our Class B ordinary shares as a result of the Domestication (as defined in the Business Combination Agreement, dated as of October 3, 2022, as amended from time to time, among the Company, Jupiter Merger Sub I Corp., Jupiter Merger Sub II LLC, Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation) and The Solaria Corporation).

Freedom Acquisition I LLC Date:	Rachelle du Rocher Date:

Nell Cady-Kruse Date:	William Janetschek Date:

Noreen Doyle Date:	Date: